Exhibit 99.1

                      Standard Parking Announces Increased
     $135 Million Senior Credit Facility and Intent to Redeem 9.25% Senior
          Subordinated Notes with Resulting $0.07 Expected Increase in
                                 Annualized EPS



    CHICAGO--(BUSINESS WIRE)--June 29, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's leading providers of parking management services, announced today that it has entered into an amended and restated senior credit agreement. The $135 million revolving facility, which now will mature in June 2011, represents a commitment increase of $45 million and will be provided by a group comprised of seven member banks. Key changes are a reduction in the pricing of its LIBOR Margin, Base Rate Margin and its Letter of Credit Fee Rate of up to 50 basis points.
    Concurrent with the execution of this amended and restated credit agreement, the Company has notified the trustee for the 9.25% Senior Subordinated Notes of the Company's intent to redeem the remaining outstanding balance of approximately $48.9 million. Settlement of the redemption of these senior subordinated notes, with accumulated interest, is expected to occur in approximately thirty days.
    The Company anticipates that the amended facility and redemption of the 9.25% notes will improve earnings by approximately $0.04 per share over the remainder of fiscal year 2006 and $0.07 per share on an annualized basis at current interest rates.
    G. Marc Baumann, the Company's Executive Vice President and Chief Financial Officer, said, "We are extremely pleased with our amended and restated senior credit facility. In addition to providing more favorable pricing and an extended maturity date, the increased facility will afford added financial flexibility and allow us to eliminate the balance of our high-yield debt. We are also very pleased that all of our existing participant banks will remain lenders under this amended facility, reflecting their continued support of our business. In addition, we have added new banks with which we have long-term working relationships, and look forward to working with them as lenders."
    For a complete list of the changes to the senior credit facility, please refer to the full agreement, which will be filed by the Company with a Form 8-K.
    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.

    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2005 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of June 29, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).



    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com